Exhibit 10.24

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT

As an executive associate of a subsidiary of Limited Brands or one of it's affiliates (collectively, the "Company"), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company.
THEREFORE, in consideration of both my employment with the Company and my right to receive options to acquire 1,175 shares of the common stock of Limited Brands pursuant to the terms of the Stock Option Plan as amended, and in recognition of the highly competitive nature of the business conduct by the Company, I agree as follows:

1.I will at all times during and after my employment with the Company faithfully hold the Company's Confidential Information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company's trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company's products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information.

2.If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

3.I understand that my employment with the Company is and at all times shall be "at will," which means that either the Company or I may terminate my employment at any time, for any reason or for no reason. However, if my employment with the Company is terminated by the Company for reasons other than for cause as defined below, I understand that the Company will continue to pay me my base salary for a period of twenty-six (26) weeks (paid in accordance with the Company's normal payroll practices), minus the deductions required by law and subject to a deduction for any salary or compensation that I earn from other employment or self-employment during the time period in question, regardless of when such amount is payable. cause for termination of my employment shall exist in the event I: (1) willfully fail to perform my duties with the Company (other than a failure resulting from my incapacity due to physical or mental illness); or (2) plead "guilty" or "no contest" to or am convicted of an act which is defined as a felony under federal or state law; or (3) engage in willful misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation.

4.If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

5.If I resign my employment or if my employment is terminated by the Company for cause, I will not, for a period of six (6) months after my separation from the Company, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products.

6.I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company,

1

Exhibit 10.24
including those developed on my own time, which relate to or are useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. 5. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

7.Compensation Upon Certain Terminations During the 24-Month Period Following a Change in Control as Defined in the Company's Stock Option Plan as Amended

(a)If the Executive's employment is terminated by the Company other than for "Cause" (as defined below) during the 24 month-consecutive month period immediately following a Change in Control, the Company's sole obligations hereunder subject to the Executive's execution of a General Release, shall be as follows:

(i)the Company shall pay the Executive the any amounts earned but not paid as of the termination date such as base salary, reimbursement for expenses incurred prior to the termination date and any earned compensation which the Executive had previously deferred (including any interest credited thereon);

(ii)the Company shall pay the Executive a lump sum payment in cash no later than ten business days after the termination date an amount equal to Executive's annual base salary;

(iii)the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the date of termination an amount equal to the sum of the last two (2) bonus payments the Executive received under the Company's incentive compensation plan: and

(iv)the Company shall provide the Executive and Executive's beneficiaries medical and dental benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination for a period of twelve (12) months after the termination date: provided however, that the Company's obligation with respect to the foregoing medical and dental benefits shall cease in the event Executive becomes employed.

(b)Except as provided in Section 7(a)(iv) hereof, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by an compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

(c)For purposes of this Agreement, "Cause" shall mean that the Executive (1) willfully failed to perform his duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has plead "guilty" or "no contest" to or has been convicted of an act which is defined as a felony under federal or state law; or (3)

2

Exhibit 10.24
engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation.

8.This Agreement cannot be changed in any way unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

Date: July 19, 2006            Thomas E. Mazurek
Printed Name

Date: July 20, 2006            /s/ THOMAS E. MAZUREK
Signature

3